Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Vishay Precision Group, Inc. 2010 Stock Incentive Program, as amended and restated, of our reports dated March 12, 2014, with respect to the consolidated financial statements of Vishay Precision Group, Inc. and the effectiveness of internal control over financial reporting of Vishay Precision Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania
May 23, 2014